___________________________________________

As filed with the Securities and Exchange Commission on April 19, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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HAMPTONS LUXURY HOMES, INC.

(Exact name of issuer as specified in its charter)

Delaware	11-3320705
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

367 BUTTER LANE
BRIDGEHAMPTON NY 11932
(Address of principal executive offices)

 ____________________________________

Hamptons Luxury Homes, Inc. Advisers and Consultants Plan

(Full title of the plan)

 ___________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (1)	250,000	$ 1.50 (2)	$ 375,000	$40.13

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(1) All such shares are issuable as shares or pursuant to options available for grant under the Registrant’s

     Advisers and Consultants Plan.

(2) Calculated pursuant to Rules 457(c) and 457(h)(1) using the average of the high and low prices of the

      Common Stock as quoted on the OTCBB, over the counter bulletin board stock market on April 18, 2006.

As permitted by Securities Act Rule 429(a), the prospectuses included herein also relate to Registration Statements No. 333-06402.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.*

Item 2.

Registrant Information and Employee Plan Annual Information.*

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*This Registration Statement relates to the registration of 250,000 shares of Common Stock, $0.0001 par value per share, of Hamptons Luxury Homes, Inc. (the "Registrant") of which (a) 100,000 shares have been issued to William Venturini pursuant to a Sponsor Marketing Agreement between the Registrant and Venturini Motorsports, dated April 9, 2006  and (b) 150,000 shares have been issued to M3HM Co. LLC as payment for legal services previously rendered to the Registrant by Moritt Hock Hamroff and Horowitz, LLP. Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to: Roy Dalene, President 367 Butter Lane, Bridgehampton, NY 11932                            .

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

 Incorporation of Documents by Reference.

Hamptons Luxury Homes, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission.  The following documents, or portions thereof, filed by the Registrant with the Commission pursuant to the Securities Act or the Exchange Act, are incorporated by reference in this Registration Statement:

1.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

2.

Our Form 8-Ks filed on April 14, 2006 and April 19, 2006; and

3.

The information in respect of the Registrant’s Capital Stock, $.0001 par value, under the caption “Item 8. Description of Securities” contained in the Registrant’s Registration

Statement on Form 10-SB, dated December 1, 2000.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filing of such documents.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Moritt Hock Hamroff & Horowitz LLP, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Certain partners and an employee of Moritt Hock Hamroff & Horowitz LLP, are members of M3HM Co. LLC the recipient of an aggregate of 150,000 shares of Common Stock of the Registrant which are included in this Registration Statement.  Marc Hamroff, the managing partner of Moritt Hock Hamroff & Horowitz LLP is also the managing member of M3HM Co. LLC and has the authority to make investment decisions on behalf of M3HM Co. LLC.

Item 6.

Indemnification of Directors and Officers.

The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit No.	Description

4.1	Sponsor Marketing Agreement between the Registrant and Venturini Motorsports
5.1	Opinion of Moritt Hock Hamroff & Horowitz LLP.
23.1	Consent of Most & Company, LLP.
23.2	Consent of Moritt Hock Hamroff & Horowitz LLP (included in Exhibit 5.1)

Item 9.

Undertakings.

1.

The undersigned Registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

4.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bridgehampton, New York, on this 19th day of April, 2006.

HAMPTONS LUXURY HOMES, INC.
(Registrant)

By:	/s/ Roy Dalene
Roy Dalene
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roy Dalene	Chief Executive Officer and	April 19, 2006
Roy Dalene	Director

/s/ Frank Dalene	Chief Financial Officer and	April 19, 2006
Frank Dalene	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Sponsor Marketing Agreement between the Registrant and Venturini Motorsports

5.1	Opinion of Moritt Hock Hamroff & Horowitz LLP.

23.1	Consent of Most & Company, LLP.

23.2	Consent of Moritt Hock Hamroff & Horowitz LLP (included in Exhibit 5.1)